Exhibit 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

June 19, 2002

Endologix, Inc.
13900 Alton Parkway, Suite 122
Irvine, CA 92618

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 15,713,923 shares of the Company’s common stock, $.001 par value per share (the “Shares”). The Shares may be sold to the public from time to time for the account of the Selling Stockholders as described in the Registration Statement.

     As your counsel in connection with this transaction, we have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, and assuming that the full consideration for the Shares has been received by the Company, it is our opinion that the Shares have been, or will be when issued in accordance with the Agreement and Plan of Merger dated February 8, 2002, duly authorized and validly issued and are, or will be, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH